Sound Financial Bancorp, Inc. Q1 2021 Results

SOUND
FINANCIAL BANCORP, INC.

Seattle, WA, April 27, 2021 -- Sound Financial Bancorp, Inc. (Nasdaq: SFBC), the holding company (the "Company") for Sound Community Bank (the "Bank"), today reported net income of $2.5 million for the quarter ended March 31, 2021, or $0.93 diluted earnings per share, as compared to net income of $3.5 million, or $1.34 diluted earnings per share for the quarter ended December 31, 2020 and $1.0 million, or $0.38 diluted earnings per share for the quarter ended March 31, 2020. The Company also announced today that the Board of Directors has declared a cash dividend on Company common stock of $0.17 per share, payable on May 24, 2021 to stockholders of record as of the close of business on May 10, 2021.

Comments from President & Chief Executive Officer

"Secondary Market refinance activity and Paycheck Protection loan origination remained strong in the first quarter. Balance sheet growth was driven by deposit increases with a gain of $68 million compared to year end. Credit quality remains stable as the communities we serve begin to reopen to additional capacity and activity," remarked Ms. Stewart, President, Chief Executive Officer and Interim Chief Financial Officer.

Q1 2021 Financial Performance

Total assets increased $75.2 million, or 8.7%, to $936.7 million at March 31, 2021, from $861.4 million at December 31, 2020, and increased $199.0 million, or 27.0%, from $737.6 million at March 31, 2020.

Loans held-for-portfolio increased $1.0 million, or 0.2 %, to $614.4 million at March 31, 2021, compared to $613.4 million at December 31, 2020, and decreased $11.0 million, or 1.8% from $625.4 million at March 31, 2020. Paycheck Protection Program ("PPP") loans totaled $61.2 million at March 31, 2021, compared to $43.3 million at December 31, 2020.

Net interest income decreased 9.2%, to $6.5 million, for the quarter ended March 31, 2021, from $7.2 million for the quarter ended December 31, 2020, and decreased 2.9% from $6.7 million for the quarter ended March 31, 2020.

Provision for loan losses was zero for the quarters ended March 31, 2021 and December 31, 2020, compared to a provision for loan losses of $250,000 for the quarter ended March 31, 2020. The allowance for loan losses to total nonperforming loans was 218.92% and to total loans was 0.97% at March 31, 2021.

Net gain on sale of loans was $2.1 million for the quarter ended March 31, 2021, compared to $2.6 million for the quarter ended December 31, 2020 and $318,000 for the quarter ended March 31, 2020.

The Bank continued to maintain capital levels in excess of the regulatory requirement and was categorized as "well-capitalized" at March 31, 2021.

Operating Results

Net interest income decreased $665,000, or 9.2%, to $6.5 million for the quarter ended March 31, 2021, compared to $7.2 million for the quarter ended December 31, 2020 and decreased $192,000, or 2.9%, from $6.7 million for the quarter ended March 31, 2020. The decreases from the prior quarter and same quarter last year were primarily the result of lower interest income earned on loans, partially offset by lower interest expense paid on deposits.
Interest income decreased $1.1 million, or 11.8%, to $8.0 million for the quarter ended March 31, 2021, compared to $9.1 million for the quarter ended December 31, 2020 and decreased $647,000, or 7.5%, from $8.6 million for the quarter ended March 31, 2020. The decrease from the prior quarter was due to lower loan yields primarily due to the rate for adjustable rate loans resetting downward, and the origination of loans by the Bank through its participation in the U.S. Small Business Administration’s (“SBA”) Payment Protection Program ("PPP"). Recent legislation reopened the PPP beginning January 1, 2021 through May 31, 2021, by authorizing $284.5 billion in funding for eligible small businesses and non-profits. During the first quarter 2021, the Bank originated $39.1 million in PPP loans under the second PPP program, which carry a 1% yield, and received $20.6 million in loan forgiveness payments from the SBA. The decrease in interest income from the same quarter last year was due primarily to lower average loan yields reflecting declining market interest rates during 2020.
Interest income on loans decreased $1.1 million, or 12.2%, to $7.9 million for the quarter ended March 31, 2021, compared to $9.0 million for the quarter ended December 31, 2020, and decreased $522,000, or 6.2%, from $8.4 million for the quarter ended March 31, 2020. The average balance of total loans was $628.4 million for the quarter ended March 31, 2021, compared to $663.3 million for the quarter ended December 31, 2020 and $621.3 million for the quarter ended March 31, 2020. The average yield on total loans was 5.09% for the quarter ended March 31, 2021, compared to 5.36% for the quarter ended December 31, 2020 and 5.43% for the quarter ended March 31, 2020. Interest income on the investment portfolio increased $16,000, or 16.5%, to $113,000 for the quarter ended March 31, 2021, compared to $97,000 for the quarter ended December 31, 2020, and decreased $125,000, or 52.5%, from $238,000 for the quarter ended March 31, 2020. The decrease in the interest income on investment securities compared to the same quarter one year ago was due to lower average yields primarily due to downward adjustments for adjustable rate investment securities reflecting the decrease in market interest rates and secondarily due to lower yields on purchases of new investment securities compared to the existing portfolio. The average yield on investments was 0.20% for the quarter ended March 31, 2021, compared to 0.24% and 1.58% for the quarters ended December 31, 2020 and March 31, 2020, respectively.
Interest expense decreased $410,000, or 21.9%, to $1.5 million for the quarter ended March 31, 2021, compared to $1.9 million for the quarter ended December 31, 2020 and decreased $455,000, or 23.7%, from $1.9 million for the quarter ended March 31, 2020. The decrease from the prior quarter was primarily due to lower interest rates paid on interest-bearing deposits, partially offset by an increase in the average balance of interest-bearing deposits due in part to the deposit of PPP loans, as well as increases in the volume of new small business account relationships. The decrease in interest expense from the comparable period a year ago was primarily the result of a decline in the weighted-average cost of deposits reflecting reduced rates paid on deposits and the repayment of FHLB advances, partially offset by the interest expense on subordinated notes issued in August 2020. In addition, deposit costs were favorably impacted by the $59.4 million increase in the average noninterest bearing deposits to $161.1 million for the three months ended March 31, 2021, compared to $101.7 million for the same period last year. The increase in the average noninterest bearing deposits contributed to the 21 basis point decrease in the weighted-average cost of total deposits to 0.67% for the quarter ended March 31, 2021, from 0.88% for the quarter ended December 31, 2020, and the decline of 53 basis points from 1.20% for the quarter ended March 31, 2020. The weighted-average cost of borrowings increased to 5.88% for the quarter ended March 31, 2021, from 4.89% for the quarter ended December 31, 2020, and from 3.04% for the quarter ended March 31, 2020 due to the rate paid on the subordinated notes.
Net interest margin (annualized) was 3.09% for the quarter ended March 31, 2021, compared to 3.46% for the quarter ended December 31, 2020 and 3.96% for the quarter ended March 31, 2020. The decrease in net interest margin from the prior quarter was due primarily to declines in both the average balance of interest-bearing deposits and yield on loans, offset partially by decreases in the cost of total interest-bearing deposits. The decrease from the comparable period in 2020 was due to yields earned on interest-earning assets declining at a faster rate than interest rates paid on interest-bearing liabilities following decreases in the short-term market rates in the second quarter of 2020 as changes in the average rate paid on interest-bearing deposits tend to lag changes in market interest rate. During the quarter, the average yield earned on PPP loans, including the recognition of the net deferred fees for PPP loans repaid and forgiven by the SBA, resulted in a positive impact to the net interest margin of six basis points during the quarter ended March 31, 2021, compared to a positive impact of four basis points during the quarter ended December 31, 2020.

The Company recorded no provision for loan losses for both the quarters ended March 31, 2021 and December 31, 2020, compared to a provision for loan losses of $250,000 for the quarter ended March 31, 2020. The decrease in the provision for loan losses in the current quarter compared to the comparable period in 2020 was primarily due to decreases in the balance of loans held-for-portfolio and to a lesser extent a $961,000 decrease in non-performing loans. Our allowance for loan losses as of March 31, 2021 not only reflects probable credit losses based upon the economic conditions that existed as of March 31, 2021, but also gives consideration to the potential losses from impacts of the COVID-19 pandemic which have declined as the economy in our markets improve as initial COVID-19 restrictions have been lifted.
Noninterest income decreased $386,000, or 12.5%, to $2.7 million for the quarter ended March 31, 2021, compared to $3.1 million for the quarter ended December 31, 2020 and increased $2.0 million, or 281.4%, from $709,000 for the quarter ended March 31, 2020. The change in noninterest income between each period primarily reflects changes in the net gain on sale of loans. As a result of reductions in market interest rates, refinance and home purchases have increased significantly over the last year, increasing our residential loans originated for sale. Loans sold during the quarter ended March 31, 2021, totaled $68.1 million, compared to $91.4 million and $14.1 million during the quarters ended December 31, 2020 and March 31, 2020, respectively.
Noninterest expense increased $366,000, or 6.3%, to $6.2 million for the quarter ended March 31, 2021, compared to $5.8 million for the quarter ended December 31, 2020 and increased $216,000, or 3.6%, from $5.9 million for the quarter ended March 31, 2020. The increase from the quarter ended December 31, 2020 was primarily a result of an increase in salaries and benefits expense of $493,000 primarily due to discretionary bonuses paid for added efforts associated with the Company's COVID-19 response and implementation and execution of the SBA's PPP, higher stock compensation expense related to the vesting of stock awards during the quarter ended March 31, 2021, higher nonqualified deferred compensation and an adjustment of 2020 bonuses due to an under accrual of $60,000 in 2020. The increase in noninterest expense compared to the quarter ended March 31, 2020 was primarily due to increases in salaries and benefits of $409,000, partially offset by decreases in operations expense of $188,000 and in regulatory assessments of $149,000 as the quarter ended March 31, 2020 included regulatory examination costs. Data processing expense increased $209,000 due to technology investments and variable costs associated with loan origination system activity.
The efficiency ratio for the quarter ended March 31, 2021 was 66.69%, compared to 56.32% for the quarter ended December 31, 2020 and 79.95% for the year ended March 31, 2020. The weakening in the efficiency ratio for the current quarter compared to prior quarter is primarily due to lower interest income and noninterest income, partially offset by decreased noninterest expense. The improvement in the efficiency ratio for the current quarter compared to the same quarter in 2020 is primarily due to higher noninterest income in the current quarter.

Balance Sheet Review, Capital Management and Credit Quality

Assets at March 31, 2021 totaled $936.7 million, compared to $861.4 million at December 31, 2020 and $737.6 million at March 31, 2020. The increase in assets from the sequential quarter was primarily due to an increase in cash and cash equivalents, partially offset by a decrease in loans held for portfolio. The increase from one year ago was primarily a result of higher balances in cash and cash equivalents and loans held-for-sale.
Cash and cash equivalents increased $75.8 million, or 39.1%, to $269.6 million at March 31, 2021, compared to $193.8 million at December 31, 2020, and increased $207.6 million, or 334.9%, from $62.0 million at March 31, 2020. The increase from the prior quarter-end was due to deposit growth and to loan repayments, including the forgiveness by the SBA of $20.6 million of commercial business PPP loans during the quarter. The increase from a year ago was due to significant deposit growth and the issuance of $12.0 million in subordinated debt during the third quarter of 2020.
Available-for-sale securities totaled $9.1 million at March 31, 2021, compared to $10.2 million at December 31, 2020, and $11.2 million at March 31, 2020. The decreases in available-for-sale securities from the prior quarter and the same period one year ago were due to regularly scheduled payments and maturities.
Loans held-for-sale totaled $10.7 million at March 31, 2021, compared to $11.6 million at December 31, 2020 and $5.9 million at March 31, 2020.
Loans held-for-portfolio increased to $614.4 million at March 31, 2021, compared to $613.4 million at December 31, 2020 and decreased from $625.4 million at March 31, 2020. At March 31, 2021, compared to the prior quarter, commercial business loans increased $19.5 million, or 30.3%, to $83.7 million reflecting renewed PPP lending. This increase was partially offset by decreases in commercial and multifamily loans which decreased $14.3 million, or 5.4%, to $251.4 million, and home equity loans, which decreased $2.5 million, or 15.4%, to $13.8 million. At March 31, 2021, compared to the comparable quarter in 2020, commercial business loans increased $47.1 million, or 128.9%, to $83.7 million, and other consumer loans increased $5.7 million, or 61.4%, to $14.9 million. These increases were partially offset by decreases in commercial and multifamily loans, which decreased $28.6 million, or 10.2%, to $251.4 million, one-to-four family loans, which decreased $10.5 million, or 7.5%, to $130.0 million, construction and land, which decreased $8.9 million, or 12.4%, to $63.1 million, home equity loans, which decreased $7.2 million, or 34.4%, to $13.8 million and floating homes, which decreased $7.0 million, or 14.9%, to $39.9 million. At March 31, 2021, commercial and multifamily real estate loans accounted for approximately 40.7% of total loans, one-to-four family loans, including home equity loans accounted for approximately 23.3% of total loans, and commercial business loans accounted for approximately 13.5% of total loans. Consumer loans accounted for approximately 12.2% of total loans and construction and land loans accounted for approximately 10.2% of total loans at March 31, 2021.
Nonperforming assets ("NPAs"), which are comprised of nonaccrual loans, nonperforming troubled debt restructurings ("TDRs"), other real estate owned ("OREO") and other repossessed assets decreased $192,000, or 5.5%, to $3.3 million at March 31, 2021, from $3.5 million at December 31, 2020 and decreased $1.0 million, or 22.6% from $4.2 million at March 31, 2020. NPAs to total assets were 0.35%, 0.40% and 0.58% at March 31, 2021, December 31, 2020 and March 31, 2020, respectively. The allowance for loan losses totaled $5.9 million, or 0.97% of total loans outstanding, at March 31, 2021 compared to $6.0 million, or 0.98% of total loans outstanding, at December 31, 2020 and $5.9 million, or 0.93% of total loans outstanding, at March 31, 2020. Excluding PPP loans of $61.2 million which are 100% guaranteed by the SBA, the allowance for loan losses totaled 1.07% of total loans outstanding at March 31, 2021, compared to 1.05% of total loans outstanding at December 31, 2020, excluding PPP loans of $43.3 million (See Non-GAAP reconciliation on page 13). Net loan charge-offs during the first quarter of 2021 totaled $65,000 compared to net recoveries of $12,000 for the fourth quarter 2020 and net recoveries of $3,000 for the first quarter of 2020.
We are continuing to provide payment relief for both consumer and business clients, most of which relief involves interest only or payment deferrals that range from 90 to 180 days. Deferred loans are re-evaluated at the end of the deferral period and will either return to the original loan terms or be reassessed at that time to determine if a further modification should be granted and if a downgrade in risk rating is appropriate. As of March 31, 2021, we had $3.6 million of residential loans under payment relief related to COVID-19, which consisted of six residential loans totaling $926,000 that have entered into a second payment forbearance agreement with a weighted-average loan-to-value of 74%, four residential loans totaling $586,000 that have entered into a third payment forbearance agreement with a weighted-average loan-to value of 61%, and seven residential loans totaling $1.9 million that have entered into a fourth forbearance agreement with a weighted-average loan-to-value of 64%. We had $9.1 million in commercial loans still under payment relief related to COVID-19 at March 31, 2021, which consisted of one commercial loan totaling $1.5 million that is subject to a second interest-only payment agreement with a loan-to-value of 49%, and four commercial loans totaling $4.1 million that are subject to a third interest-only payment agreement with a weighted-average loan-to-value of 52%. The foregoing weighted average loan-to-values are based on appraisals obtained at the time of loan origination and the current loan amount. All of these loan modifications have been made in response to the COVID-19 pandemic and are not classified as troubled debt restructurings pursuant to applicable accounting and regulatory guidance until the earlier of 60 days after the national emergency termination date or January 1, 2022. We believe the steps we are taking are necessary to effectively manage our portfolio and assist our clients through the ongoing uncertainty surrounding the duration, impact and government response to the COVID-19 pandemic.
The following table summarizes our NPAs (dollars in thousands, unaudited):

	March 31, 2021		December 31, 2020		March 31, 2020
	Balance	% of Total	Balance	% of Total	Balance	% of Total
Nonperforming Loans:
One-to-four family	$1,507	45.9%	$1,668	48.0%	$1,820	43.0%
Home equity loans	151	4.6	156	4.5	285	6.7
Commercial and multifamily	353	10.7	353	10.1	353	8.3
Construction and land	40	1.2	40	1.2	386	9.1
Manufactured homes	146	4.4	149	4.3	162	3.8
Floating homes	514	15.7	518	14.9	282	6.6
Commercial business	—	—	—	—	384	9.0
Total nonperforming loans	2,711	82.5	2,884	83.0	3,672	86.5
OREO and Other Repossessed Assets:
Commercial and multifamily	575	17.5	575	16.5	575	13.5
Manufactured homes	—	—	19	0.5	—	—
Total OREO and repossessed assets	575	17.5	594	17.0	575	13.5
Total nonperforming assets	$3,286	100.0%	$3,478	100.0%	$4,247	100.0%

The following table summarizes the allowance for loan losses (dollars in thousands, unaudited):

	For the Quarter Ended:
	March 31, 2021	December 31, 2020	March 31, 2020
Allowance for Loan Losses
Balance at beginning of period	$6,000	$5,988	$5,640
Provision for loan losses during the period	—	—	250
Net (charge-offs) recoveries during the period	(65)	12	3
Balance at end of period	$5,935	$6,000	$5,893
Allowance for loan losses to total loans	0.97%	0.98%	0.93%
Allowance for loan losses to total loans (excluding PPP loans) (1)	1.07%	1.05%	0.93%
Allowance for loan losses to total nonperforming loans	218.92%	208.04%	160.48%

(1) Represents a non-GAAP financial measure. See Non-GAAP Financial Measures at the end of this earnings release for a reconciliation of our non-GAAP measures to the most directly comparable GAAP financial measure.

Deposits increased $68.7 million, or 9.2%, to $816.7 million at March 31, 2021, compared to $748.0 million at December 31, 2020 and increased $182.1 million, or 28.7%, from $634.6 million at March 31, 2020. The increase in deposits compared to the year ago quarter was primarily the result of developing relationships with PPP borrowers who were not previously clients, adding new consumer clients, and expanding relationships with existing clients as well as reduced withdrawals, reflecting changes in customer spending habits due to the COVID-19 pandemic. Noninterest-bearing deposits represented 23.1% of total deposits at March 31, 2021, compared to 17.7% and 17.4% at December 31, 2020 and March 31, 2020, respectively. Our noninterest-bearing deposits increased $56.2 million, or 42.4% to $188.7 million at March 31, 2021, compared to $132.5 million at December 31, 2020 and increased $78.6 million, or 71.3% from $110.1 million at March 31, 2020.

There were no outstanding FHLB advances at both March 31, 2021 and December 31, 2020, as compared to $7.5 million at March 31, 2020. Subordinated notes, net totaled $11.6 million at both March 31, 2021 and December 31, 2020, and none were outstanding at March 31, 2020.
Stockholders’ equity totaled $87.6 million at March 31, 2021, an increase of $2.1 million or 2.4% from $85.5 million at December 31, 2020 and an increase of $9.3 million or 11.9% from $78.2 million at March 31, 2020. The increase in stockholders’ equity from December 31, 2020 was the result of net income earned of $2.5 million, partially offset by the payment of $702,000 in dividends to Company stockholders during the current quarter.

Sound Financial Bancorp, Inc., a bank holding company, is the parent company of Sound Community Bank, and is headquartered in Seattle, Washington with full-service branches in Seattle, Tacoma, Mountlake Terrace, Sequim, Port Angeles, Port Ludlow and University Place. Sound Community Bank is a Fannie Mae Approved Lender and Seller/Servicer with one Loan Production Office located in the Madison Park neighborhood of Seattle, Washington. For more information, please visit www.soundcb.com.

Forward Looking Statement Disclaimer

When used in filings by Sound Financial Bancorp, Inc. (the "Company") with the Securities and Exchange Commission (the "SEC"), in the Company's press releases or other public or stockholder communications, and in oral statements made with the approval of an authorized executive officer, the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "intends" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which are based on various underlying assumptions and expectations and are subject to risks, uncertainties and other unknown factors, may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events, and may turn out to be wrong because of inaccurate assumptions we might make, because of the factors illustrated below or because of other important factors that we cannot foresee that could cause our actual results to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements.

Factors which could cause actual results to differ materially, include, but are not limited to: the effect of the COVID-19 pandemic, including on the Company’s credit quality and business operations, as well as its impact on general economic and financial market conditions and other uncertainties resulting from the COVID-19 pandemic, such as the extent and duration of the impact on public health, the U.S. and global economies, and consumer and corporate customers, including economic activity, employment levels and market liquidity; legislative changes; changes in policies by regulatory agencies; fluctuations in interest rates; the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; the Company's ability to access cost-effective funding; fluctuations in real estate values and both residential and commercial real estate market conditions; demand for loans and deposits in the Company's market area; secondary market conditions for loans; results of examinations of the Company or its wholly owned bank subsidiary by their regulators; competition; changes in management's business strategies; changes in the regulatory and tax environments in which the Company operates; and other factors described in the Company's latest annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission – which are available at www.soundcb.com and on the SEC's website at www.sec.gov.

The Company does not undertake - and specifically declines any obligation - to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

KEY FINANCIAL RATIOS
(unaudited)

	For the Quarter Ended
	March 31, 2021	Dec. 31, 2020	March 31, 2020	Sequential Quarter % Change	Year over Year % Change
Annualized return on average assets	1.11%	1.60%	0.54%	(30.6)%	105.6%
Annualized return on average equity	11.40	16.35	5.02	(30.3)	127.1
Annualized net interest margin	3.09	3.46	3.96	(10.7)	(22.0)
Annualized efficiency ratio	66.69%	56.32%	79.95%	18.4%	(16.6)%

PER COMMON SHARE DATA
(Shares in thousands, unaudited)

	At or For the Quarter Ended
	March 31, 2021	Dec. 31, 2020	March 31, 2020	Sequential Quarter % Change	Year over Year % Change
Basic earnings per share	$0.95	$1.35	$0.38	(29.6)%	150.0%
Diluted earnings per share	0.93	1.34	0.38	(30.6)	144.7
Weighted-average basic shares outstanding	2,569	2,566	2,543	0.1	1.0
Weighted-average diluted shares outstanding	2,608	2,597	2,588	0.4	0.8
Common shares outstanding at period-end	2,601	2,593	2,592	0.3	0.4
Book value per share	$33.66	$32.97	$30.19	2.1%	11.5%

CONSOLIDATED INCOME STATEMENTS
(Dollars in thousands, unaudited)

	For the Quarter Ended
	March 31, 2021	Dec. 31, 2020	March 31, 2020	Sequential Quarter % Change	Year over Year % Change
Interest income	$7,999	$9,074	$8,646	(11.8)%	(7.5)%
Interest expense	1,463	1,873	1,918	(21.9)	(23.7)
Net interest income	6,536	7,201	6,728	(9.2)	(2.9)
Provision for loan losses	—	—	250	—	(100.0)
Net interest income after provision for loan losses	6,536	7,201	6,478	(9.2)	0.9
Noninterest income:
Service charges and fee income	532	472	494	12.7	7.7
Earnings on cash surrender value of bank-owned life insurance	82	141	15	(41.8)	446.7
Mortgage servicing income	312	288	244	8.3	27.9
Fair value adjustment on mortgage servicing rights	(275)	(434)	(362)	(36.6)	(24.0)
Net gain on sale of loans	2,053	2,623	318	(21.7)	545.6
Total noninterest income	2,704	3,090	709	(12.5)	281.4
Noninterest expense:
Salaries and benefits	3,644	3,151	3,235	15.6	12.6
Operations	1,206	1,352	1,394	(10.8)	(13.5)
Regulatory assessments	101	109	250	(7.3)	(59.6)
Occupancy	448	444	497	0.9	(9.9)
Data processing	779	735	570	6.0	36.7
Net (gain) loss on OREO and repossessed assets	(16)	5	—	nm	nm
Total noninterest expense	6,162	5,796	5,946	6.3	3.6
Income before provision for income taxes	3,078	4,495	1,241	(31.5)	148.0
Provision for income taxes	627	1,001	260	(37.4)	141.2
Net income	$2,451	$3,494	$981	(29.9)%	149.8%
nm = not meaningful

CONSOLIDATED BALANCE SHEET
(Dollars in thousands, unaudited)

	March 31, 2021	Dec. 31, 2020	March 31, 2020	Sequential Quarter % Change	Year over Year % Change
ASSETS
Cash and cash equivalents	$269,593	$193,828	$61,996	39.1%	334.9%
Available-for-sale securities, at fair value	9,078	10,218	11,236	(11.2)	(19.2)
Loans held-for-sale	10,713	11,604	5,923	(7.7)	80.9
Loans held-for-portfolio	614,377	613,363	625,375	0.2	(1.8)
Allowance for loan losses	(5,935)	(6,000)	(5,893)	(1.1)	0.7
Total loans held-for-portfolio, net	608,442	607,363	619,482	0.2	(1.8)
Accrued interest receivable	2,160	2,254	2,205	(4.2)	(2.0)
Bank-owned life insurance, net	14,690	14,588	14,147	0.7	3.8
Other real estate owned ("OREO") and other repossessed assets, net	575	594	575	(3.2)	—
Mortgage servicing rights, at fair value	4,109	3,780	2,996	8.7	37.1
Federal Home Loan Bank ("FHLB") stock, at cost	1,052	877	1,164	20.0	(9.6)
Premises and equipment, net	6,123	6,270	6,877	(2.3)	(11.0)
Right-of-use assets	6,475	6,722	7,384	(3.7)	(12.3)
Other assets	3,641	3,304	3,651	10.2	(0.3)
TOTAL ASSETS	$936,651	$861,402	$737,636	8.7	27.0
LIABILITIES
Interest-bearing deposits	$628,009	$615,491	$524,439	2.0	19.7
Noninterest-bearing deposits	188,684	132,490	110,119	42.4	71.3
Total deposits	816,693	747,981	634,558	9.2	28.7
Borrowings	—	—	7,500	—	(100.0)
Accrued interest payable	133	369	224	(64.0)	(40.6)
Lease liabilities	6,894	7,134	7,766	(3.4)	(11.2)
Other liabilities	12,027	7,674	7,490	56.7	60.6
Advance payments from borrowers for taxes and insurance	1,746	1,168	1,851	49.5	(5.7)
Subordinated debt, net	11,602	11,592	—	0.1	nm
TOTAL LIABILITIES	849,095	775,918	659,389	9.4	28.8
STOCKHOLDERS' EQUITY:
Common stock	25	25	25	—	—
Additional paid-in capital	27,448	27,106	26,776	1.3	2.5
Unearned shares – Employee Stock Ownership Plan ("ESOP")	(85)	(113)	(198)	(24.8)	(57.1)
Retained earnings	59,975	58,226	51,488	3.0	16.5
Accumulated other comprehensive income, net of tax	193	240	156	(19.6)	23.7
TOTAL STOCKHOLDERS' EQUITY	87,556	85,484	78,247	2.4	11.9
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$936,651	$861,402	$737,636	8.7%	27.0%

nm = not meaningful

LOANS
(Dollars in thousands, unaudited)

	March 31, 2021	Dec. 31, 2020	March 31, 2020	Sequential Quarter % Change	Year over Year % Change
Real estate loans:
One-to-four family	$129,995	$130,657	$140,525	(0.5)%	(7.5)%
Home equity	13,763	16,265	20,981	(15.4)	(34.4)
Commercial and multifamily	251,440	265,774	280,046	(5.4)	(10.2)
Construction and land	63,112	62,752	72,011	0.6	(12.4)
Total real estate loans	458,310	475,448	513,563	(3.6)	(10.8)
Consumer Loans:
Manufactured homes	20,781	20,941	21,054	(0.8)	(1.3)
Floating homes	39,868	39,868	46,834	—	(14.9)
Other consumer	14,942	15,024	9,259	(0.5)	61.4
Total consumer loans	75,591	75,833	77,147	(0.3)	(2.0)
Commercial business loans	83,669	64,217	36,559	30.3	128.9
Total loans	617,570	615,498	627,269	0.3	(1.5)
Less:
Deferred fees, net	(3,193)	(2,135)	(1,894)	49.6	68.6
Allowance for loan losses	(5,935)	(6,000)	(5,893)	(1.1)	0.7
Total loans held for portfolio, net	$608,442	$607,363	$619,482	0.2%	(1.8)%

DEPOSITS
(Dollars in thousands, unaudited)

	March 31, 2021	Dec. 31, 2020	March 31, 2020	Sequential Quarter % Change	Year over Year % Change
Noninterest-bearing	$188,684	$132,490	$110,119	42.4%	71.3%
Interest-bearing	269,514	230,492	164,306	16.9	64.0
Savings	93,207	83,778	64,442	11.3	44.6
Money market	73,536	65,748	51,470	11.8	42.9
Certificates	191,752	235,473	244,221	(18.6)	(21.5)
Total deposits	$816,693	$747,981	$634,558	9.2%	28.7%

CREDIT QUALITY DATA
(Dollars in thousands, unaudited)

	At or For the Quarter Ended
	March 31, 2021	Dec. 31, 2020	March 31, 2020	Sequential Quarter % Change	Year over Year % Change
Nonaccrual loans	$2,467	$2,710	$2,936	(9.0)%	(16.0)%
Nonperforming TDRs	244	174	736	40.2	(66.8)
Total nonperforming loans	2,711	2,884	3,672	(6.0)	(26.2)
OREO and other repossessed assets	575	594	575	(3.2)	—
Total nonperforming assets	$3,286	$3,478	$4,247	(5.5)	(22.6)
Net (charge-offs)/ recoveries during the quarter	(65)	12	3	nm	nm
Provision for loan losses during the quarter	—	—	250	nm	nm
Allowance for loan losses	5,935	6,000	5,893	(1.1)	0.7
Allowance for loan losses to total loans	0.97%	0.98%	0.93%	(1.0)	4.3
Allowance for loan losses to total loans (excluding PPP loans)(1)	1.07%	1.05%	0.93%	1.9	15.1
Allowance for loan losses to total nonperforming loans	218.92%	208.04%	160.48%	5.2	36.4
Nonperforming loans to total loans	0.44%	0.47%	0.59%	(6.4)	(25.4)
Nonperforming assets to total assets	0.35%	0.40%	0.58%	(12.5)%	(39.7)%

(1) Represents a non-GAAP financial measure. See Non-GAAP Financial Measures at the end of this earnings release for a reconciliation of our non-GAAP measures to the most directly comparable GAAP financial measure.

OTHER STATISTICS
(Dollars in thousands, unaudited)

	At or For the Quarter Ended
	March 31, 2021	Dec. 31, 2020	March 31, 2020	Sequential Quarter % Change	Year over Year % Change
Sound Community Bank:
Total loans to total deposits	76.54%	83.55%	99.49%	(8.4)%	(23.1)%
Noninterest-bearing deposits to total deposits	23.10%	17.71%	17.35%	30.4%	33.1%
Sound Financial Bancorp, Inc.:
Average total assets for the quarter	$896,303	$864,045	$724,600	3.7%	23.7%
Average total equity for the quarter	$87,181	$84,781	$78,637	2.8%	10.9%

Non-GAAP Financial Measures

We have presented a non-GAAP financial measure in addition to results presented in accordance with GAAP for the allowance for loan losses to total loans excluding PPP loans. We have presented this non-GAAP financial measure because management believes this non-GAAP measure to be a useful measurement in evaluating the adequacy of the amount of the allowance for loan losses to total loans as the balance of SBA PPP loans is significant to the loan portfolio, but as SBA PPP loans are guaranteed by the SBA, we have not provided an allowance related to the loans. This non-GAAP financial measure has inherent limitations and is not required to be uniformly applied. Further, this non-GAAP financial measure should not be considered in isolation or as a substitute for the allowance for loan losses to total loans determined in accordance with GAAP and may not be comparable to similarly titled measures reported by other financial institutions. Reconciliation of the GAAP and non-GAAP financial measurement is presented in the table below.

Non-GAAP Reconciliation
(Dollars in thousands, unaudited)

The following table reconciles the Company’s calculation of the allowance for loan losses to period-end loans:

	At or For the Quarter Ended:
	March 31, 2021	Dec. 31, 2020	March 31, 2020
Allowance for loan losses	$(5,935)	$(6,000)	$(5,893)
Total loans	614,377	613,363	625,375
Less: PPP loans	61,201	43,270	—
Total loans, net of PPP loans	$553,176	$570,093	$625,375
Allowance for loan losses to total loans (GAAP)	0.97%	0.98%	0.93%
Allowance for loan losses to total loans, excluding PPP loans (Non-GAAP)	1.07%	1.05%	0.93%

Media and Financial:
Laurie Stewart
President/CEO and Interim Chief Financial Officer
(206) 448-0884 x306